EXHIBIT (j)(12)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust of our reports each dated December 22, 2004 for Eaton Vance Tax-Managed Small-Cap Value Fund (the "Fund") and the Tax-Managed Small-Cap Value Portfolio for the year ended October 31, 2004 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to us under the headings "Financial Highlights" in the prospectus and "Other Service Providers" in the statement of additional information, which are part of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

February 28, 2005
Boston, Massachusetts